EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Employee Stock Purchase Plan of Linear Technology Corporation of our reports dated August 19, 2015, with respect to the consolidated financial statements and schedule of Linear Technology Corporation, and the effectiveness of internal control over financial reporting of Linear Technology Corporation, included in its Annual Report (Form 10-K) for the fiscal year ended June 28, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 5, 2015